EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-40752) previously filed by Multicell Technologies, Inc of our report dated February 27, 2006, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern, on our audit of the consolidated financial statements of Multicell Technologies, Inc. and Subsidiaries as of November 30, 2005 and 2004 (as restated) and for the years then ended, which report is included in this Annual Report on Form 10-KSB for the year ended November 30, 2005.

/s/ J. H. Cohn LLP

New York, NY

February 27, 2006